Exhibit 10.35
Rules of the Inverness Medical Innovations, Inc.
2001 Stock Option and Incentive Plan
For the Grant of Options To Participants in France
I. GENERAL PROVISIONS
1. Introduction
     The Board of Directors (the “Board”) of Inverness Medical Innovations, Inc. (the “Company”) has established the Inverness Medical Innovations, Inc. 2001 Stock Option and Incentive Plan (the “U.S. Plan”) for the benefit of certain eligible individuals, including employees of the Company and its Subsidiaries, including its Subsidiary(ies) in France (each a “French Subsidiary”), of which the Company holds directly or indirectly at least 10% of the share capital.
     Section 2 of the U.S. Plan authorizes the Board or any committee appointed by it to administer the U.S. Plan (the “Administrator”) to do all things necessary or desirable in connection with the administration of the U.S. Plan. Specifically, Section 2(b)(viii) of the U.S. Plan authorizes the Administrator to adopt, alter and repeal such rules, guidelines and practices for the administration of the U.S. Plan as it shall deem advisable. The Administrator has determined that it is advisable to establish a sub-plan for the purpose of permitting options granted to employees of a French Subsidiary to qualify for favorable tax and social security treatment in France. The Administrator, therefore, intends with this document to establish a sub-plan of the U.S. Plan for the purpose of granting options which qualify for the favorable tax and social security treatment in France applicable to options granted under Sections L. 225-177 to L. 225-186 of the French Commercial Code, as amended, to qualifying employees of a French Subsidiary who are residents in France for French tax purposes and/or subject to the French social security regime (the “French Participants”).
     The terms of the U.S. Plan applicable to options, as set out in Appendix 1 hereto, as amended, shall, subject to the modifications in these Rules of the Inverness Medical Innovations, Inc. 2001 Stock Option and Incentive Plan for the Grant of Options To Participants in France (the “French Plan”), constitute the terms applicable to the grant of French-qualified Options to French Participants.
     Under the French Plan, qualifying French Participants selected at the Administrator’s discretion will be granted Options only as defined in Section I.2 hereunder.
2. Definitions
     Capitalized terms not otherwise defined herein shall have the same meanings as set forth in the U.S. Plan. The terms set out below will have the following meaning:

     (a) As of the date of adoption of this French Plan and as defined in Section L. 225-197-1 of the French Commercial Code, as amended, the term “Closed Period” shall mean (i) ten quotation days preceding and following the disclosure to the public of the consolidated financial statements or the annual statements of the Company, or (ii) the period as from the date the corporate management of the Company possesses confidential information which could, if disclosed to the public, significantly impact the quotation of the shares of the Company’s Stock (“Shares”), until ten quotation days after the day such information is disclosed to the public. If the French Commercial Code is amended after adoption of this French Plan to modify the definition and/or applicability of the Closed Period to French-qualified Options, such amendment shall become applicable to any French-qualified Options granted under this French Plan, to the extent permitted or required by French law.
     (b) The term “Disability” shall mean disability as determined in categories 2 and 3 under Section L. 341-4 of the French Social Security Code, as amended, and subject to the fulfillment of related conditions.
     (c) The term “Forced Retirement” shall mean forced retirement as determined under Section L. 122-14-13 of the French Labor Code, as amended, and subject to the fulfillment of related conditions.
     (d) The term “Grant Date” shall be the date on which the Administrator both (i) designates the French Participants, and (ii) specifies the main terms and conditions of the French-qualified Options, such as the number of Shares subject to the French-qualified Options.
     (e) The term “Option” shall include both:
(i)	purchase stock options (rights to acquire Shares repurchased by the Company prior to the date on which the Option becomes exercisable); and

(ii)	subscription stock options (rights to subscribe for newly issued Shares).
3. Eligibility
     (a) Subject to Section I.3(c) below, any individual who, on the Grant Date of the French-qualified Option to the extent required under French law, is employed under the terms and conditions of an employment contract (“contrat de travail”) by a French Subsidiary or who is a corporate officer of a French Subsidiary (subject to Section I.3(b) below) shall be eligible to receive, at the discretion of the Administrator, French-qualified Options under this French Plan, provided he or she also satisfies the eligibility conditions of Section 4 of the U.S. Plan.
     (b) French-qualified Options may not be issued to a corporate officer of a French Subsidiary, other than the managing corporate officers (Président du Conseil

d’Administration, Directeur Général, Directeur Général Délégué, Membre du Directoire, Gérant de Sociétés par actions), unless the corporate officer is employed under the terms and conditions of an employment contract (“contrat de travail”) by a French Subsidiary, as defined by French law.
     (c) French-qualified Options may not be issued under the French Plan to French Participants owning more than ten percent (10%) of the Company’s share capital or to individuals other than employees and corporate executives of a French Subsidiary, as set forth in this Section I.3.
4. Non-Transferability
     Notwithstanding any provision in the U.S. Plan and except in the case of death, French-qualified Options may not be transferred to any third party. The French-qualified Options are exercisable only by the French Participant during his or her lifetime, subject to Sections II.3(c) and II.4 below.
5. Disqualification of French-qualified Options
     In the event changes are made to the terms and conditions of the French-qualified Options due to any requirements under applicable laws, or by decision of the Company’s stockholders, the Board or the Administrator, the Options may no longer qualify as French-qualified Options. The Company does not undertake nor is it required to maintain the French-qualified status of the Options, and the French Participants understand, acknowledge and agree that it will be their responsibility to bear any additional taxes that may be payable as a result of the disqualification of the French-qualified Options.
     If the Options no longer qualify as French-qualified Options, the Administrator may, in its sole discretion, determine to lift, shorten or terminate certain restrictions applicable to the vesting or exercisability of the Options or the sale of the Shares underlying the Options which have been imposed under this French Plan or in the applicable award agreement delivered to the French Participant, in order to achieve the favorable tax and social security treatment applicable to French-qualified Options.
6. Employment Rights
     The adoption of this French Plan shall not confer upon the French Participants, or any employees of the French Subsidiary, any employment rights and shall not be construed as a part of any employment contracts that the French Subsidiary has with its employees.
7. Amendments
     Subject to the terms of the U.S. Plan, the Administrator reserves the right to amend or terminate this French Plan at any time in accordance with applicable French law.

II. OPTIONS
1. Closed Period
     French-qualified Options may not be granted during a Closed Period so long as and to the extent such Closed Periods are applicable to Options granted by the Company.
2. Conditions of French-qualified Options
     (a) The exercise price and number of underlying Shares shall not be modified after the Grant Date, except as provided in Section II.5 of this French Plan, or as otherwise authorized by French law. Any other modification permitted under the U.S. Plan may result in the Option no longer qualifying as a French-qualified Option.
     (b) The French-qualified Options will vest and become exercisable pursuant to the terms and conditions set forth in the U.S. Plan, this French Plan and the applicable award agreement delivered to each French Participant.
     (c) The exercise price for French-qualified Options granted under this French Plan shall be fixed by the Administrator on the Grant Date. In no event shall the exercise price be less than the greatest of the following:
(i)	with respect to purchase stock options: the higher of either 80% of the average of the quotation price of the Shares during the 20 trading days immediately preceding the Grant Date or 80% of the average of the purchase price paid for such Shares by the Company;

(ii)	with respect to subscription stock options: 80% of the average of the quotation price of such Shares during the 20 trading days immediately preceding the Grant Date; and

(iii)	the minimum exercise price permitted under the U.S. Plan.
3. Exercise of French-qualified Options
     (a) At the time French-qualified Options are granted, the Administrator shall fix the period within which the French-qualified Options vest and may be exercised and shall determine any conditions that must be satisfied before the French-qualified Options may be exercised. Specifically, the Administrator may provide for a period measured from the Grant Date for the vesting or exercise of the French-qualified Options or for the sale of Shares acquired pursuant to the exercise of French-qualified Options, designed to obtain the favorable tax and social security treatment pursuant to Section 163 bis C of the French Tax Code, as amended. Such period for the vesting or exercise of French-qualified Options or holding period before the sale of Shares shall be set forth in the applicable award agreement or notice of grant. The holding period of the Shares shall not exceed three years as from the effective exercise date of the French-qualified Options or such other period as may be required to comply with French law.

     (b) Upon exercise of French-qualified Options, the full exercise price and any required withholding tax and/or social security contributions shall be paid by the French Participant as set forth in the applicable award agreement. Pursuant to a cashless exercise payment, the French Participant may give irrevocable direction to a stockbroker to properly deliver the exercise price to the Company. No delivery, surrendering or attesting to the ownership of previously owned Shares having a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Shares may be used to pay the exercise price.
     (c) In the event of the death of a French Participant, his or her French-qualified Options shall thereafter be immediately vested and exercisable in full under the conditions set forth by Section II.4 of this French Plan.
     (d) If a French Participant is terminated or ceases to be employed by the Company or a French Subsidiary, his or her Options will be exercisable according to the provisions of the applicable award agreement.
     (e) If a French Participant is terminated or ceases to be employed by the Company or a French Subsidiary by reason of Disability (as defined in this French Plan), his or her French-qualified Options may benefit from the favorable tax and social security treatment, even if the date of sale of the Shares subject to the French-qualified Options occurs prior to the expiration of the minimum holding period of the Shares, as provided for by Section 163 bis C of the French Tax Code, as amended.
     (f) If a French Participant ceases to be employed by the Company or a French Subsidiary by reason of his or her Forced Retirement (as defined in this French Plan) or dismissal as defined by Section 91-ter of Exhibit II to the French Tax Code, as amended, and as construed by the French tax circulars and subject to the fulfillment of related conditions, his or her French-qualified Options may benefit from the favorable tax and social security treatment, irrespective of the date of sale of the Shares, provided the exercise of the French-qualified Options was authorized under the applicable award agreement prior to the time of Forced Retirement or dismissal and the French-qualified Options are exercised at least three (3) months (or such other period as may be required by French law) prior to the effective date of the Forced Retirement or at least three (3) months (or such other period as may be required by French law) prior to the receipt of the notice of dismissal by the French Participant as defined by French law and as construed by French tax and social security guidelines.
     (g) Any Shares acquired upon exercise of the French-qualified Options prior to the expiration of the minimum holding period of the Shares, as provided by Section 163 bis C of the French Tax Code, as amended, shall be recorded in an account in the name of the French Participant and must be held with the Company or a broker or in such manner as the Company may determine in order to ensure compliance with applicable laws including any necessary holding periods applicable to French-qualified Options.
     (h) To the extent applicable to French-qualified Options granted by the Company, a specific holding period for the Shares or a restriction on exercise of the

French-qualified Options shall be imposed in the applicable award agreement for any French Participant who qualifies as a managing director under French law (“mandataires sociaux”), as defined in Section I.3(b) above.
4. Death
     In the event of the death of a French Participant while he or she is actively employed, all French-qualified Options shall become immediately vested and exercisable and may be exercised in full by the French Participant’s heirs for the six (6) month period following the date of the French Participant’s death (or such other period as may be required by French law). In the event of the death of a French Participant after termination of active employment, the treatment of the French-qualified Options shall be as set forth in the applicable award agreement. Any French-qualified Option that remains unexercised shall expire six (6) months (or such other period as may be required by French law) following the date of the French Participant’s death. The six (6) month exercise period (or such other period as may be required by French law) will apply without regard to the term of the French-qualified Option as described in Section II.6 of this French Plan. Any Shares acquired upon exercise of the French-qualified Options by the French Participant’s heirs after the French Participant’s death may benefit from the favorable tax and social security treatment, even if the date of sale of the Shares occurs prior to the expiration of the minimum holding period of the Shares as provided for by Section 163 bis C of the French Tax Code, as amended.
5. Adjustments and Change in Control
     Adjustments of the French-qualified Options issued hereunder shall be made to preclude the dilution or enlargement of benefits under the French-qualified Options in the event of a transaction by the Company as listed under Section L. 225-181 of the French Commercial Code, as amended, and in case of a repurchase of Shares by the Company at a price higher than the stock quotation price in the open market, and according to the provisions of Section L. 228-99 of the French Commercial Code, as amended, as well as according to specific decrees. Nevertheless, the Administrator, at its discretion, may determine to make adjustments in the case of a transaction for which adjustments are not authorized under French law, in which case the Options may no longer qualify as French-qualified Options.
     In the event of an adjustment as set forth in Sections 3(b) and 3(c) of the U.S. Plan or a Change of Control as set forth in Section 15 of the U.S. Plan, adjustments to the terms and conditions of the French-qualified Options or underlying Shares may be made only in accordance with the U.S. Plan and pursuant to applicable French legal and tax rules. Nevertheless, the Administrator, at its discretion, may determine to make adjustments in the case of a transaction for which adjustments are not authorized under French law, in which case the Options may no longer qualify as French-qualified Options.
     In the event of an acceleration of vesting and/or exercise due to a Sale Event or Change of Control, the French Participant could be prohibited from exercising the

French-qualified Options or selling the Shares acquired upon exercise of the French-qualified Option until the expiration of the compulsory holding period specified for favorable tax and social security treatment pursuant to French law. Nevertheless, the holding period of the Shares, if imposed, shall not exceed three years as from the effective exercise date of the French-qualified Options.
6. Term of French-qualified Options
     French-qualified Options granted pursuant to this French Plan will expire no later than nine (9) years and (6) six months after the Grant Date, unless otherwise specified in the applicable award agreement. The Option term will be extended only in the event of the death of a French Participant, but in no event will any French-qualified Option be exercisable beyond six (6) months following the date of death of the French Participant.
7. Interpretation
     It is intended that Options granted under this French Plan shall qualify for the favorable tax and social security treatment applicable to Options granted under Sections L. 225-177 to L. 225-186 of the French Commercial Code, as amended, and in accordance with the relevant provisions set forth by French tax law and the French tax administration, but no undertaking is made to maintain such status. The terms of this French Plan shall be interpreted accordingly and in accordance with the relevant provisions set forth by French tax and social security laws and relevant guidelines published by the French tax and social security administrations and subject to the fulfillment of legal, tax and reporting obligations, if applicable.
     In the event of any conflict between the provisions of this French Plan and the U.S. Plan, the provisions of this French Plan shall control for any grants of Options made thereunder to French Participants.
III. ADOPTION
     The French Plan, in its entirety, was adopted by the Administrator on December 10, 2008.

Appendix 1
INVERNESS MEDICAL INNOVATIONS, INC.
2001 STOCK INCENTIVE PLAN